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Exhibit 99.2

NEWS RELEASE    NEWS RELEASE    NEWS RELEASE    NEWS RELEASE

MEDICSIGHT APPLIES FOR ADMISSION TO THE AMERICAN STOCK EXCHANGE

Medicsight's First Lifesyne Center exceeds 130 scans in 25 days.

Medicsight, Inc. acquires a further 8% of Medicsight PLC for $11.2m.

        LONDON—(BUSINESS WIRE)—Dec. 20, 2002—-Medicsight, Inc. (OTCBB: MSGH) today announces that is has applied to list the Common Shares of the Company on The American Stock Exchange. The Company has chosen AGS Specialist Partners (www.agsspecialist.com) as its specialist market maker subject to its successful listing on the Exchange.

        "The American Stock Exchange is over 150 years old and is America's second largest auction market. The decision of where to list our shares is based on a variety of factors and we as a Board have to determine the best way to create liquidity and profile for our own stock. The Amex industry portfolio of companies is very well balanced between traditional and technology businesses and there can be little doubt that it is the premier market for mid-cap companies. It has certainly been the best performing market in the US over the last 12 months." said Stefan Allesch-Taylor, Medicsight, Inc. Chairman & CEO.

        "The 1 for 3 Reverse Split will come into effect on 31st December 2002. The Reverse Split was important for Medicsight, Inc. because of the heightened interest in the Company from institutional type investors who typically prefer to see share prices ranging above $4.00 in their portfolio stocks. The potential of Medicsight's Expert Computer Aided Diagnostic (EXCAD) software for radiologists is particularly significant because it enables a step change in the early detection and characterization of diseases and its potential uptake by pharmaceutical companies involved in drug evalution for oncological tumor size tracking during drug trials. These trials can take up to 7 years and cost hundreds of millions of dollars. This software application is now being appreciated by several of those companies and if we want to crystallize agreements with such huge organizations for both investment and operational purposes we have to ensure that our corporate profile is acceptable to them." continued Allesch-Taylor.

Lifesyne Center exceeds 130 Scans in it's first 25 days of operation with 240 people awaiting family doctor referral

        The Board reports that Medicsight's first Lifesyne Center has carried out over 130 scans since opening in November 2002, and over 240 people are awaiting Family Doctor referral. "Medicsight has a strong ethical policy of only scanning those people at high-risk of heart disease and lung cancer. This high-risk only approach will extend to every aspect of our scanning service such as the early detection of colorectal cancer, which will begin next year. Each scan requires a referral from a family doctor to determine that the individual is at high-risk. We have evaluated that 16% of those assessed were not at high-risk and a scan was therefore declined, even though they were within our target market 45-75 age group." said Dr John Costello, Consultant Physician and Medicsight Director of Medical Science.

        "The initial priorities of the first center was to show potential referring family doctors how Lifesyne Centers will operate in practice, to acquire data for our databases and to perfect operating procedures. For example, we have established and will continue to maintain, a maximum 24 hour reporting time to referring doctors to ensure that those individuals who have been scanned have the shortest wait possible for their results to allay anxiety and initiate further action if deemed necessary," said Hamish Macdonald, Director of Medical Liaison.

18% of findings in the first month significant

        "Significantly, to date 18% of those people scanned for early indications of coronary heart disease have fallen into the category of "notable and significant findings' and one requiring "immediate attention'. For the early detection of lung cancer just over 10% displayed "abnormalities found' and a further 10% showed "incidental findings'. Each of these people were medically deemed to be at high-risk of the diseases, but not displaying symptoms. Even this comparatively small sample of people gives a good indication of the true potential of early detection in modern healthcare. A 15 minute visit to a Lifesyne Center and a scan that takes just seconds could detect a fatal disease in its earliest, most curable stage." Said Dr Costello.

        Medicsight, Inc. acquires 8% of Medicsight PLC for $11.2m

        The Company announced that it has acquired 7 million shares in its UK subsidiary Medicsight PLC from existing shareholders. The consideration will be settled by Medicsight, Inc. issuing 5.6 million new restricted shares at $2.00 per share. In addition Medicsight PLC successfully placed 6.1m new shares during the year.

        Medicsight, Inc. has increased its stake in Medicsight PLC from 74% to 82% of the issued shares.

        For more information:

Email	info@medicsight.com
Website:	www.medicsight.com
Telephone:	Stephen Whale +44 207 598 4080

        Forward-looking statements made on this press release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realised. Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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  Exhibit 99.2